Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-272063 and No. 333-281153) on Form S-8 of California BanCorp (the “Company”) of our report dated March 13, 2026, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ RSM US LLP
Austin, Texas
March 13, 2026